Exhibit 10.16

Sunoco Partners LLC

Independent Director Compensation Summary Sheet

for 2007

Directors who are employees of Sunoco, Inc., Sunoco Partners LLC, or their respective affiliates receive no additional compensation for service on the general partner’s board of directors or any committees of the board. The table below summarizes the 2007 compensation program for independent directors of Sunoco Partners LLC.

2007 INDEPENDENT DIRECTOR COMPENSATION SUMMARY

Component	Amount ($)	Medium of Payment	Timing of Payment

Annual Retainer	21,000 per year	Restricted Units	$5,250 credited quarterly[1]

	21,000 per year	Cash	$5,250 paid quarterly

Board Meeting Fee	1,500 per meeting	Cash	Paid quarterly

Committee Meeting Fee	1,000 per meeting	Cash	Paid quarterly

Compensation Committee Chair Retainer	3,500 per year	Cash	$ 875 paid quarterly

Audit/Conflicts Committee Chair Retainer	8,000 per year	Cash	$2,000 paid quarterly

NOTE TO TABLE:

1.	The fair market value of each quarterly payment of restricted units is calculated as of the payment date. The portion of the annual retainer paid in the form of restricted units is required to be deferred, and is credited to each independent director’s account in the Sunoco Partners LLC Directors’ Deferred Compensation Plan.

In addition to the foregoing, each independent director is reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees.